Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Patriot National Bancorp, a Connecticut corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 13, 2021

AFP Forty Six Corp.

By:	/s/ Anthony J. Miceli
	Name:	Anthony J. Miceli
	Title:	President and Chief Operating Officer

/s/ Michael J. Weinbaum
Michael J. Weinbaum